Exhibit 99.5

Cibus Global, LLC

Condensed Consolidated Balance Sheets

(in thousands, except unit amounts)

	March 31, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,997	$24,338
Accounts receivable	1,413	67
Due from related parties, net	196	254
Employee retention credit receivable	2,062	—
Notes receivable	1,000	—
Prepaid expenses and other current assets	1,182	1,054

Total current assets	19,850	25,713
Property and equipment, net	6,679	5,831
Right of use asset	10,150	11,146
Other assets	471	493

Total assets	$37,150	$43,183

Liabilities and Members’ deficit
Current liabilities:
Accounts payable	$4,255	$4,103
Accrued expenses	6,273	4,946
Due to related party	79	80
Deferred revenues	1,292	—
Notes payable, current portion	614	736
Operating lease liabilities, current portion	4,659	4,654
Financing lease liabilities, current portion	152	150
Other current liabilities	1,067	16

Total current liabilities	18,391	14,685
Notes payable, net of current portion	727	670
Operating lease liabilities, net of current portion	6,735	7,833
Financing lease liabilities, net of current portion	49	87
Royalty liability - related parties	52,666	49,325
Other non-current liabilities	1,519	1,495

Total liabilities	80,087	74,095

Commitments and contingencies (See Note 13)

Members’ deficit
Series A convertible preferred units, no par value; 83,300,852 units authorized at March 31, 2023 and December 31, 2022; 67,810,963 units issued and outstanding at March 31, 2023 and December 31, 2022	64,097	64,097
Series B convertible preferred units, no par value; 31,285,438 units authorized at March 31, 2023 and December 31, 2022; 30,817,791 units issued and outstanding at March 31, 2023 and December 31, 2022	54,710	54,710
Series C convertible preferred units, no par value; 38,173,979 units authorized at March 31, 2023 and December 31, 2022; 33,195,500 units issued and outstanding at March 31, 2023 and December 31, 2022	67,012	67,012
Series D convertible preferred units, no par value; 44,000,000 units authorized at March 31, 2023 and December 31, 2022; 44,000,000 units issued and outstanding at March 31, 2023 and December 31, 2022	54,195	54,195
Series E convertible preferred units, no par value; 19,886,364 units authorized at March 31, 2023 and December 31, 2022; 19,884,227 units issued and outstanding at March 31, 2023 and December 31, 2022	34,381	34,381
Series F convertible preferred units, no par value; 50,000,000 units authorized at March 31, 2023 and December 31, 2022; 29,425,598 and 26,485,598 issued and outstanding at March 31, 2023 and December 31, 2022, respectively	58,562	52,810
Voting common units, no par value; 341,282,000 units authorized at March 31, 2023 and December 31, 2022; none issued and outstanding	—	—
Nonvoting common units, no par value; 66,414,403 units authorized at March 31, 2023 and December 31, 2022; 64,424,305 and 63,903,905 units issued and outstanding at March 31, 2023 and December 31, 2022, respectively	1,284	1,278
Unit subscription receivable	(4,080)	(4,078)
Additional paid-in capital	57,311	56,829
Accumulated other comprehensive income (loss)	—	(8)
Accumulated deficit	(430,409)	(412,138)

Total members’ deficit	(42,937)	(30,912)

Total liabilities and members’ deficit	$37,150	$43,183

The accompanying notes are an integral part of these condensed consolidated financial statements.

Cibus Global, LLC

Condensed Consolidated Statements of Operations and

Comprehensive Loss

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue
Collaboration and research	$—	$174
Collaboration and research - related party	193	179

Total revenue	193	353

Operating expenses
Research and development	9,822	5,983
Selling, general and administrative	5,208	4,259

Total operating expenses	15,030	10,242

Loss from operations	(14,837)	(9,889)
Other (income) expense, net
Interest income	(2)	(2)
Interest expense	66	78
Interest expense, royalty liability - related parties	3,341	960
Other expense, net	29	8

Total other (income) expense, net	3,434	1,044

Net loss	$(18,271)	$(10,933)

Net loss	$(18,271)	$(10,933)
Other comprehensive income (loss)
Foreign currency translation adjustment	8	(1)

Comprehensive loss	$(18,263)	$(10,934)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Cibus Global, LLC

Condensed Consolidated Statements of Members’ Deficit

(in thousands, except unit amounts)

(unaudited)

					Unit		Accumulated Other
					Subscription	Additional	Comprehensive	Accumulated	Total Members’
	Convertible Preferred Units		Nonvoting Common Units		Receivable	Paid-In Capital	Income (Loss)	Deficit	Deficit
	Units	Amount	Units	Amount
Balance at January 1, 2022	195,678,846	$274,358	56,805,754	$1,207	$(4,072)	$55,499	$5	$(356,585)	$(29,588)
Issuance of Series A convertible preferred units upon exercise of Series A preferred warrants	26,109	33	—	—	—	—	—	—	33
Issuance of restricted units	—	—	50,000	1	—	—	—	—	1
Repurchase of restricted units	—	—	(179,888)	(2)	—	(26)	—	—	(28)
Share-based compensation	—	—	—	—	—	340	—	—	340
Interest on subscription receivable	—	—	—	—	(1)	—	—	—	(1)
Foreign currency translation	—	—	—	—	—	—	(1)	—	(1)
Net loss	—	—	—	—	—	—	—	(10,933)	(10,933)

Balance at March 31, 2022	195,704,955	$274,391	56,675,866	$1,206	$(4,073)	$55,813	$4	$(367,518)	$(40,177)

Balance at January 1, 2023	222,194,079	$327,205	63,903,905	$1,278	$(4,078)	$56,829	$(8)	$(412,138)	$(30,912)
Issuance of Series F convertible preferred units, net of issuance costs of $128	2,940,000	5,752	—	—	—	—	—	—	5,752
Issuance of restricted units	—	—	520,400	6	—	18	—	—	24
Share-based compensation	—	—	—	—	—	464	—	—	464
Interest on subscription receivable	—	—	—	—	(2)	—	—	—	(2)
Foreign currency translation	—	—	—	—	—	—	8	—	8
Net loss	—	—	—	—	—	—	—	(18,271)	(18,271)

Balance at March 31, 2023	225,134,079	$332,957	64,424,305	$1,284	$(4,080)	$57,311	$—	$(430,409)	$(42,937)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Cibus Global, LLC

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net loss	$(18,271)	$(10,933)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	544	364
Share-based compensation	464	340
Non-cash interest expense, royalty liability - related parties	3,341	960
Other	29	1
Changes in operating assets and liabilities:
Accounts receivable	(1,307)	158
Due from related parties, net	59	24
Employee retention credit available	(2,062)	—
Prepaid expenses and other current assets	(128)	288
Other assets	23	8
Accounts payable	68	198
Accrued expenses	1,300	(94)
Deferred revenue	1,292	(76)
Operating right-of-use asset and lease liabilities, net	(97)	(64)
Other current liabilities	—	(24)
Other non-current liabilities	(4)	—

Net cash used in operating activities	(14,749)	(8,850)

Cash flows from investing activities
Purchases of property and equipment	(1,310)	(81)
Proceeds from sale of property and equipment	—	16
Notes receivable	(1,000)	—

Net cash used in investing activities	(2,310)	(65)

Cash flows from financing activities
Principal payments on financing leases	(37)	(75)
Principal payments on notes payable	(247)	(195)
Proceeds from issuance of notes payable	183	—
Proceeds from exercise of Series A preferred warrants	—	33
Proceeds from issuance of SAFE Notes	—	29,215
Proceeds from issuance of Series F convertible preferred units, net of issuance costs	5,715	—
Proceeds received prior to and for the issuance of Series F convertible preferred units	1,050	—
Repurchase of restricted units	—	(28)
Proceeds from issuance of restricted units	51	1

Net cash provided by financing activities	6,715	28,951
Effect of exchange rate changes on cash	3	1

Net (decrease) increase in cash and cash equivalents	(10,341)	20,037
Cash and cash equivalents
Cash and cash equivalents - beginning of period	24,338	19,744

Cash and cash equivalents - end of period	$13,997	$39,781

The accompanying notes are an integral part of these condensed consolidated financial statements.

Cibus Global, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Nature of Business and Organization

Cibus Global, LLC, a Delaware limited liability company (“Cibus” or the “Company”), was formed on May 10, 2019. At the time immediately prior to the effective date of the formation, Cibus was organized as a British Virgin Islands company (“Cibus Global, Ltd.”), which was formed on November 5, 2001. In 2019 the Company was converted to be a Delaware limited liability company.

Cibus is a plant trait company using gene editing technologies to develop and license gene edited plant traits that improve farming productivity or produce renewable low carbon plant products.

Merger Agreement

On January 13, 2023, the Company entered into an Agreement and Plan of Merger (as amended on April 14, 2023, “Merger Agreement”) with Calyxt, Inc. (“Calyxt”), a Delaware corporation, Calypso Merger Sub, LLC., a wholly-owned subsidiary of Calyxt (“Merger Subsidiary”), and certain blocker entities (the “Blockers”). Among other matters, the Merger Agreement provided for: (a) each of the Blockers to merge with and into Calyxt, (b) following these Blocker mergers, Merger Subsidiary to merge with and into the Company (the “Cibus Merger” and, collectively with the Blocker Mergers, the “Mergers”), with the Company as the surviving company and Merger Subsidiary ceasing to exist, and (c) in connection with the Mergers, for Calyxt to contribute all of its assets and liabilities to the Company, as a contribution to the capital of the Company, in exchange for newly issued membership units of the Company. The Merger Agreement and the transactions contemplated by the Merger Agreement were approved by the members of the board of directors of the Company. Closing of the Mergers was subject to numerous closing conditions, including Calyxt shareholder approval. On May 18, 2023, Calyxt’s shareholders approved the transactions contemplated by the Merger Agreement, and on May 31, 2023, transactions contemplated by the Merger Agreement closed.

At the closing of the Mergers, Calyxt issued an aggregate of approximately 16,527,484 shares of Class A Common Stock (including 1,019,282 shares of restricted Class A Common Stock) and 4,642,635 shares of Class B Common Stock to Cibus unitholders, based on an exchange ratio set forth in the Merger Agreement. The exchange ratios were determined in accordance with the Merger Agreement and the Allocation Schedule and were calculated in a manner to allocate legacy pre-closing Calyxt stockholders and legacy pre-closing Cibus unitholders a percentage of the combined company.

The accompanying financial statements have not been restated for the effect of the exchange ratio.

Pursuant to the Merger Agreement the Company and Calyxt agreed that beginning at the earlier of March 15, 2023, and the date Calyxt’s unrestricted cash balance first dropped below $1.5 million, Calyxt could request, and Cibus agreed to provide, an unsecured, interest-free revolving line of credit (the “Interim Funding”) of up to $3.0 million in cash, which limit was increased to $5.0 million on May 17, 2023 in connection with an extension of the outside date for the Mergers. Funds could be drawn by Calyxt in $0.5 million increments and only be used to fund operating expenses incurred in the ordinary course of business. As of March 31, 2023, the Company had loaned $1.0 million of Interim Funding to Calyxt, which is presented as notes receivable on the condensed consolidated balance sheet. Subsequent to March 31, 2023, the Company provided another $1.5 million of Interim Funding to Calyxt. The full outstanding balance of the Interim Funding was reduced to zero in connection with the closing of the Mergers.

Liquidity and Going Concern

The Company has experienced recurring net losses and negative cash flows from operations since its inception and has relied on its ability to fund its operations through equity financings. The Company expects to continue to incur net losses for at least the next several years. As of March 31, 2023, the Company had an accumulated deficit of $430.4 million and cash and cash equivalents of $14.0 million. The Company’s expected operating losses and negative cash flows raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date these financial statements were available to be issued.

The Company’s ability to continue as a going concern is dependent upon its ability to raise additional funding. Management intends to raise additional capital through a combination of equity or equity-linked securities offerings, debt issuances, commercial sales transactions, and collaboration and license agreements. However, the Company may not be able to secure additional financing in a timely manner or on favorable terms, if at all. Furthermore, if the Company issues equity securities to raise additional funds, its existing members may experience dilution, and the new equity securities may have rights, preferences and privileges senior to those of the Company’s existing members. If the Company raises additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to its potential products or proprietary technologies or grant licenses on terms that are not favorable to the Company. If the Company is unable to raise capital when needed or on attractive terms, it would be forced to delay, reduce or eliminate its research and development programs or other operations. If any of these events occur, the Company’s ability to achieve the development and commercialization goals would be adversely affected.

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (U.S. GAAP), for interim financial information, and pursuant to Article 8 of Regulation S-X of the Securities Act of 1933, as amended, or Securities Act. Accordingly, they do not include all the information and notes required by U.S. GAAP for complete financial statements. These unaudited condensed consolidated financial statements have been prepared on the same basis as the Company’s audited financial statements and include normal and recurring adjustments that the Company believes are necessary to fairly state the Company’s financial position and the results of its operations and cash flows. The results for the three months ended March 31, 2023 are not necessarily indicative of the results expected for the full fiscal year, or any subsequent interim period. The condensed consolidated balance sheet as of December 31, 2022, has been derived from the audited financial statements at that date but does not include all disclosures required for complete financial statements by U.S. GAAP. Because all the disclosures required by U.S. GAAP for complete financial statements are not included herein, these unaudited condensed consolidated financial statements and the notes accompanying them should be read in conjunction with the Company’s audited financial statements as of and for the year ended December 31, 2022. Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (ASC), and Accounting Standards Update, (ASU), of the Financial Accounting Standards Board (FASB).

The Company’s significant accounting policies are disclosed in the audited financial statements for the periods ended December 31, 2022 and 2021, included in Calyxt’s proxy statement/prospectus on Form S-4 filed on April 14, 2023. Since the date of those financial statements, there have been no changes to the Company’s significant accounting policies.

Use of Estimates

The preparation of the Company’s condensed consolidated financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Management evaluates its estimates on an ongoing basis. Although estimates are based on the Company’s historical experience, knowledge of current events and actions it may undertake in the future, actual results may ultimately materially differ from these estimates and assumptions. Key estimates made by the Company include revenue recognition, useful lives and impairment of long-lived assets, valuation of equity-based awards and related equity-based compensation expense, and the valuation of the Royalty Liability.

Revenue Recognition

The Company’s revenues represent amounts earned from collaboration agreements related to contract research. The Company recognizes revenues under Topic 606 Revenue from Contracts with Customers (Topic 606) when control of services is transferred to the Company’s customers in an amount that reflects the consideration the Company expects to receive from the Company’s customers in exchange for those services. This process involves identifying the contract with a customer, determining the performance obligations in the contract, determining the contract price, allocating the contract price to the distinct performance obligations in the contract and recognizing the revenue when the performance obligations have been satisfied. The Company recognizes revenue for satisfied performance obligations only when the Company determines there are no uncertainties regarding payment terms or transfer of control. A performance obligation is considered distinct from other obligations in a contract when it provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and is separately identified in the contract.

Contract Liabilities

The Company records contract liabilities when cash payments are received or due in advance of performance, primarily related to advances of upfront and milestone payments from contract research and collaboration agreements. Contract liabilities consist of deferred revenue on the accompanying condensed consolidated balance sheets. The Company expects to recognize the amounts included in deferred revenues within one year.

The following table represents the deferred revenue activity (in thousands):

Balance as of January 1, 2022	$85
Consideration earned	(1,110)
Consideration received	1,025

Balance as of December 31, 2022	$—

Consideration earned	(193)
Consideration received	1,485

Balance as of March 31, 2023	$1,292

Royalty Liability – Related Parties

Pursuant to the warrant transfer and exchange agreement dated December 31, 2014 (the “Warrant Exchange Agreement”), management estimates the total amount of royalty payments over the life of the Warrant Exchange Agreement that the Company will be required to make to holders of certain warrants that were exchanged for the rights to future royalty payments (the “Royalty Liability”). The Royalty Liability is based on the Company’s current estimates of future royalties expected to be paid over the life of the arrangement. The Company will periodically assess the expected royalty payments using a combination of internal projections and external sources. In order to determine the amortization of the Royalty Liability, the Company is required to estimate the total amount of future royalty payments to the warrant holders over the life of the Warrant Exchange Agreement. This estimate contains significant assumptions that impact both the amount recorded at execution and the interest expense that will be recognized over the royalty period. The Company will periodically assess the estimated royalty payments and to the extent the amount or timing of such payments is materially different than the original estimates, an adjustment will be recorded prospectively to increase or decrease interest expense. There are a number of factors that could materially affect the amount and timing of royalty payments and correspondingly, the amount of interest expense recorded by the Company, most of which are not within the Company’s control. Such factors include, but are not limited to, delays or discontinuation of development of the Company’s products, regulatory approval, the introduction of competing products, manufacturing or other delays, intellectual property matters, adverse events that result in authority imposed restrictions on the use of the products, significant changes in foreign exchange rates as the royalties are made in U.S. dollars, and other events or circumstances that are not currently foreseen. Changes to any of these factors could result in increases or decreases to interest expense. See Note 10 for further details.

Employee Retention Credit (“ERC”)

The Company qualified for federal government assistance through ERC provisions of the CARES Act passed in 2020, for the 2020 second, third and fourth quarters, as well as the 2021 first and second quarters. The purpose of the ERC is to encourage employers to keep employees on the payroll, even if they are not working during the covered period because of the coronavirus outbreak. We recognize amounts to be refundable as tax credits if there is a reasonable assurance of compliance with the grant conditions and receipt of credits. As of March 31, 2023 and December 31, 2022, the Company expected one-time refunds totaling $2.1 million and $0, respectively, which are included on the condensed consolidated balance sheets as an employee retention credit receivable. For the three months ended March 31, 2023 and 2022 the company recorded $2.1 million and $0, respectively, on the condensed consolidated statement of operations and comprehensive loss as a credit to salary expenses.

Recently Adopted Accounting Pronouncements

In June 2016, FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326). The amendments in ASU 2016-13 affect entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in ASU 2016-13 require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. The Company adopted this guidance on January 1, 2023. The adoption of the guidance did not have a material impact on the condensed consolidated financial statements and related disclosures and there was no allowance for losses recorded during the three months ended March 31, 2023.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective are not expected to have a material impact on the Company’s financial position, results of operations, or cash flows upon adoption.

3. Property and Equipment, net

Property and equipment, net consists of the following (in thousands):

	Useful Life	March 31, 2023	December 31, 2022
Lab equipment	5-10 years	$11,640	$11,252
Leasehold improvements	5-7 years	4,154	4,154
Furniture	5 years	170	170
Computer equipment and software	3 years	2,782	2,636
Assets in progress	N/A	1,990	1,221

		20,736	19,433
Less: Accumulated depreciation and amortization		(14,057)	(13,602)

		$6,679	$5,831

Depreciation and amortization for the three months ended March 31, 2023 and 2022 was $0.5 million and $0.4 million, respectively.

4. Accrued Expenses

Accrued expenses consist of the following (in thousands):

	March 31, 2023	December 31, 2022
Accrued salaries, wages, and payroll taxes	$3,348	$2,844
Accrued professional fees	2,456	1,389
Accrued field trials	342	604
Other	127	109

	$6,273	$4,946

5. Notes Payable

The Company has financed certain annual license costs. The Company has recorded notes payable related to financed license costs of $0.1 million and $0.2 million on the condensed consolidated balance sheet as of March 31, 2023 and December 31, 2022, respectively. The financing arrangement for the licenses has a term of one year and accrues interest at an annual rate of 10%. The Company makes monthly principal and interest payments. The notes related to annual licenses mature in July 2023.

Additionally, the Company has purchased various fixed assets using notes. The total notes payable balance related to financed equipment was $1.2 million and $1.1 million as of March 31, 2023, and December 31, 2022, respectively. The financed equipment is subject to annual interest rates between 7.3% and 17.6% and has a weighted average remaining term of 3.0 years. Notes used to finance equipment mature between June 2023 and February 2028.

The following table summarizes future payments on notes payable:

Years Ended December 31,
2023 (remaining nine months)	$593
2024	422
2025	324
2026	123
2027	62
Thereafter	8

Total payments	1,532
Less: amounts representing interest	(191)

Total principal payments	1,341
Less: current portion of notes payable	(614)

Notes payable, net of current portion	$727

6. Fair Value Measurements

The accounting guidance defines fair value, establishes a consistent framework for measuring fair value, and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair-value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The carrying amounts reflected in the accompanying condensed consolidated balance sheets for accounts receivable, accounts payable and accrued expenses approximate their fair value due to their short-term nature. Based on the borrowing rates currently available to the Company for debt with similar terms and consideration of default and credit risk, the carrying value of the debt approximates fair value, which is considered a Level 2 fair value measurement. The Company’s investments, which include money market funds are measured at fair value in accordance with the fair value hierarchy.

(in thousands)	Fair Value	Quoted Market Price for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
At March 31, 2023
Assets

Money market funds (1)	$11,202	$11,202	$—	$—	$11,202

At December 31, 2022
Assets

Money market funds (1)	$20,202	$20,202	$—	$—	$20,202

(1)	Included in cash and cash equivalents on the accompanying condensed consolidated balance sheets.

7. Convertible Preferred Units and Voting Common Units

The Company has authorized multiple series of convertible preferred units (collectively, the “Preferred Units”), in addition to voting and non-voting common units (see Note 9).

Preferred Units

The number of authorized and outstanding Preferred Units was as follows (in thousands, except unit amounts):

	March 31, 2023
	Authorized Units	Outstanding Units	Carrying Value	Liquidation Preference
Series A convertible preferred units	83,300,852	67,810,963	$64,097	$111,428
Series B convertible preferred units	31,285,438	30,817,791	54,710	57,013
Series C convertible preferred units	38,173,979	33,195,500	67,012	69,711
Series D convertible preferred units	44,000,000	44,000,000	54,195	55,000
Series E convertible preferred units	19,886,364	19,884,227	34,381	34,996
Series F convertible preferred units	50,000,000	29,425,598	58,562	58,851

	266,646,633	225,134,079	$332,957	$386,999

	December 31, 2022
	Authorized Units	Outstanding Units	Carrying Value	Liquidation Preference
Series A convertible preferred units	83,300,852	67,810,963	$64,097	$111,428
Series B convertible preferred units	31,285,438	30,817,791	54,710	57,013
Series C convertible preferred units	38,173,979	33,195,500	67,012	69,711
Series D convertible preferred units	44,000,000	44,000,000	54,195	55,000
Series E convertible preferred units	19,886,364	19,884,227	34,381	34,996
Series F convertible preferred units	50,000,000	26,485,598	52,810	52,971

	266,646,633	222,194,079	$327,205	$381,119

Conversion

The Preferred Units are convertible, at the option of the holder at any time and without any additional consideration, into an equivalent number of voting common units. In addition, upon (i) the closing of a Qualified Public Offering (defined as a firm commitment underwritten public offering of the Company’s equity securities to the public at a price per unit of at least (a) $4.00 per unit and gross proceeds of $200 million, or (b) $4.00 per share with a minimum market capitalization of $1.0 billion or (c) $4.00 per unit and an equity financing of at least $250 million), (ii) the closing of certain liquidation or change in control events, or (iii) a resolution of the Preferred Members, all issued and outstanding Preferred Units shall automatically be converted into voting common units on a one-for-one basis.

Liquidation

In the event of a voluntary or involuntary liquidation, proceeds or any other assets of the Company will be distributed to the Company’s equity holders as follows:

(1)	Unreturned Capital on Series F convertible preferred units (“Series F Preferred Units”)

(2)	Unreturned Capital on Series E convertible preferred units (“Series E Preferred Units”)

(3)	Unreturned Capital on Series D convertible preferred units (“Series D Preferred Units”)

(4)	Unreturned Capital on Series C convertible preferred units (“Series C Preferred Units”)

(5)	Unreturned Capital on Series B convertible preferred units (“Series B Preferred Units”)

(6)	Series A Preferred Return, if applicable

(7)

Unreturned Capital on Series A convertible preferred units (“Series A Preferred Units, and together with the Series F Preferred Units, the Series E Preferred Units, the Series D Preferred Units, the Series C Preferred Units and the Series B Preferred Units, the “Preferred Units”)

(8)	Nonvoting and voting common units

Any distribution remaining, after the Series F, E, D, C, B, and A preferred members and nonvoting and voting common members have received their portion in proportion to and to the extent of each such holders’ Unreturned Capital Amount, will be distributed to the holders of all units on a pro rata basis in proportion to their overall percentage interest. The “Unreturned Capital Amount” for members holding Series F, E, D, C, B, and A Preferred Units as of March 31, 2023 was $58.9 million, $35.0 million, $55.0 million, $69.7 million, $57.0 million, and $88.9 million, respectively. The members holding Series A Preferred Units accrued a cumulative Series A Preferred Return at 10% per annum, until the initial closing of the Series B Preferred Units purchase agreement at July 29, 2015. The cumulative Series A Preferred Return was $22.5 million as of March 31, 2023.

Redemption

The Preferred Units are not redeemable.

Preferred Unit Issuances

During the three months ended March 31, 2023, 2.9 million Series F Preferred Units were issued at $2.00 per unit, with offering expenses of $0.1 million.

During the three months ended March 31, 2022, the Company issued 26,109 Series A Preferred Units as a result of the exercise of warrants to purchase Series A Preferred Units.

Voting Common Units

Voting common units are reserved for the conversion of Series A, B, C, D, E and F Preferred Units and nonvoting common units. Each voting common unit entitles the holder to cast one vote at all member meetings. No voting common units have been issued as of March 31, 2023.

8. Warrants to Purchase Preferred Units

The Company had warrants to purchase Preferred Units outstanding as follows:

	March 31, 2023
	Preferred Units Underlying Warrants	Weighted Average Exercise Price	Expiry Date
Series A convertible preferred units	15,489,402	$1.25	2023-2027
Series B convertible preferred units	467,647	$1.85	2023
Series C convertible preferred units	4,978,479	$2.10	2024-2027

	December 31, 2022
	Preferred Units Underlying Warrants	Weighted Average Exercise Price	Expiry Date
Series A convertible preferred units	15,489,402	$1.25	2023-2027
Series B convertible preferred units	467,647	$1.85	2023
Series C convertible preferred units	4,978,479	$2.10	2024-2027

No warrants were granted, exercised, cancelled or expired during the three months ended March 31, 2023.

Warrants to Purchase Series A Preferred Units

The Company had outstanding warrants to purchase a total of 15.5 million Series A Preferred Units at March 31, 2023 and December 31, 2022. These warrants were primarily issued in connection with the sale of Series A Preferred Units.

In December 2020, the Company received $6.2 million in cash from a related party for the right to exercise 8.2 million warrants to purchase Series A Preferred Units. The remaining purchase price was recorded as a $4.1 million unit subscription receivable from the related party. In connection with the exercise, the Company granted 8.2 million warrants to purchase voting common units. These warrants have an exercise price of $1.25 per unit with a 6-year term and can be exercised immediately at the issuance date. This was accounted for as equity under the relevant accounting guidance applicable to derivative instruments. The unit subscription receivable bears simple interest at an annual rate of 0.15% and is collateralized by the Series A Preferred Units purchased with the note (the “Promissory Note”). The Promissory Note was originally payable on the earlier of (i) January 31, 2022 and (ii) the date of any qualified liquidation/change event as defined in the Company’s LLC agreement. Subsequently, the payment due date was extended to the earlier of (i) January 31, 2024 and (ii) ninety (90) days after any underwriter “lock-up” period applicable to the related party after the date of the consummation of the Company’s first underwritten public offering.

Warrants to Purchase Series B Preferred Units

The Company has outstanding warrants to purchase a total of 0.5 million Series B Preferred Units at March 31, 2023 and December 31, 2022. Such warrants are fully exercisable and entitle the holder to purchase Series B Preferred Units at an exercise price of $1.85 per unit with a term of seven years from the date of issuance. The warrants are classified as equity.

Warrants to Purchase Series C Preferred Units

The Company has outstanding warrants to purchase a total of 5.0 million Series C Preferred Units at March 31, 2023 and December 31, 2022. These warrants were issued to existing members and directors in connection with the issuance of Series C Preferred Units and for services provided in connection with the offerings. Such warrants are fully exercisable. The warrants are classified as equity.

9. Non-voting Common Units and Equity-Based Compensation

Non-voting Common Units

The Company’s non-voting common units include units issued under the Company’s Stock Option Plan which was terminated in 2016 and units issued under the Company’s Restricted Units Plan.

The following table summarizes the Company’s non-voting common units according to these restrictions:

	March 31, 2023	December 31, 2022
Vested non-voting units outstanding	1,475,059	1,475,059

Units outstanding under the restricted units plan, subject to threshold values
restricted units non-vested	21,523,932	21,993,944
restricted units vested	41,425,314	40,434,902

	62,949,246	62,428,846

Total non-voting common units outstanding	64,424,305	63,903,905

Non-voting members and holders of vested restricted units issued under the Restricted Units Plan (defined below) are entitled to share in distributions from the Company (after members holding Series F, Series E, Series D, Series C, Series B and Series A Preferred Units receive their distributions), up to, the amount of the distribution exceeds a predetermined threshold value. Non-voting common units, except for nonvested restricted units, are to be converted to voting common units, upon certain qualified financing events, as defined in the underlying restricted unit purchase agreements.

Restricted Units

The Company’s restricted units are issued in accordance with the restricted units purchase plan (“Restricted Units Plan”) which allowed for a total of 66,414,403 units to be issued as of March 31, 2023, which number will automatically increase in connection with any future equity financing transactions undertaken by the Company such that the total number of common units which may be issued under the Restricted Units Plan shall represent 15% of the Company’s outstanding equity on a fully-diluted basis. There are 7.8 million units that are excluded from the current Restricted Units Plan and will not count in the total which is allowed to be issued. Under the Restricted Units Plan, the Company issued restricted units to members of the Board, employees, advisors, consultants or similar other service providers. The restricted units are subject to both a vesting schedule and a defined threshold value, equal to the estimated fair value of a nonvoting common unit on the issuance date. Restricted units issued under the Restricted Units Plan vest based on a grant date vesting schedule as determined by the Board of Directors, generally over a period of 48 months. Units are sold to participants for $0.01 per unit. Holders of vested units are entitled to share in distributions from the Company after members holding Series F, Series E, Series D, Series C, Series B and Series A Preferred Units receive their distributions with respect to such Preferred Units and the amount of the distribution exceeds the predetermined threshold value. The Restricted Units Plan has a term ending on May 31, 2026, after which no additional units shall be issued pursuant to the Restricted Units Plan.

Under the Restricted Units Plan, the Company may exercise the right to repurchase certain units after the release of the vesting restriction if the holder ceases to provide continuous service to the Company. The repurchase price of vested units is the fair value of the units, as determined by the Company, at the date of the termination of continuous service subject to a previously defined threshold value. The repurchase price for nonvested units is $0.01, which is the price at which the units were initially purchased by the holders.

As of March 31, 2023, 41,425,314 of the units issued under the Restricted Units Plan had vested in accordance with the terms of the underlying purchase agreements, which were subject to a weighted average threshold value of $1.06 per unit, and 21,523,932 of the restricted units were nonvested. In the event of a qualified public offering, as defined in the underlying restricted unit purchase agreements, vested units convert to common units at a conversion rate of the then-fair-market value of each vested unit less the applicable threshold value of each vested unit, divided by the value of the qualified offering price per unit of common units.

During the three months ended March 31, 2023 and 2022, the grant date fair value of the underlying common units for grants of restricted units was determined using an option pricing model (“OPM”). Under the OPM, once the fair market value of the enterprise value is established, units are valued creating a series of call options with exercise prices based on the liquidation preferences and conversion behavior of the different classes of equity. Accordingly, the aggregate equity value is allocated to each of the classes of member units issued and outstanding based on their rights and preferences. In order to determine the fair market value of the enterprise, the Company utilized a market approach to estimate the Company’s equity value. The threshold units were valued using the Black-Scholes valuation model.

The following table summarizes information regarding nonvested restricted units:

	Number of Units	Weighted Average Grant Date Fair Value
Restricted units non-vested at January 1, 2023	21,993,944	$0.37

Granted	520,400	$0.47
Vested	(990,412)	$0.22
Repurchased	—

Restricted units non-vested at March 31, 2023	21,523,932	$0.37
Restricted units vested at March 31, 2023	41,425,314

Total restricted units outstanding under the restricted units plan at March 31, 2023	62,949,246

The total fair value of vested restricted units during the three months ended March 31, 2023 and 2022 was $0.2 million. The weighted-average grant-date fair value of restricted units granted during the three months ended March 31, 2023 and 2022 was $0.47 per unit and $0.40 per unit, respectively.

Equity-Based Compensation

The Company recognizes equity-based compensation for the difference between the grant date fair value and the amount per unit paid by the employee. The grant date fair value of restricted units is estimated based on the valuation of the Company’s equity securities. Equity-based compensation is recognized ratably over the requisite service period, which is generally the vesting period. During the three months ended March 31, 2023 and 2022, the Company recognized $0.5 million and $0.3 million, respectively, of equity-based compensation related to restricted units of which $0.3 million and $0.2 million, respectively, was included in selling, general and administrative expense and $0.2 million and $0.1 million, respectively, was included in research and development expense in the accompanying condensed consolidated statements of operations and comprehensive loss. The Company has unrecognized compensation costs related to restricted units of $6.9 million as of March 31, 2023, and the weighted average period over which these costs are expected to be recognized is 3.2 years.

10. Royalty Liability – Related Parties

In 2014 the Company entered into the Warrant Exchange Agreement with certain members holding Series A Preferred Units, including members of the Board and management, who were also the holders of warrants to purchase Series A Preferred Units. Under the Warrant Exchange Agreement, the holders of certain warrants (the “Royalty Holders”) were provided the right to exchange their warrants for future royalty payments equal to 10% of the Subject Revenues. “Subject Revenues” include all revenues earned by the Company, including consideration attributable to canola seed products and other crop traits developed using the Company’s gene editing technology, but excludes specifically, (i) revenues attributable to the Nucelis product line, (ii) amounts received from the sale or disposition of the Company’s assets to the extent the purchaser agrees to be bound by the Warrant Exchange Agreement, (iii) payments for the Company’s capital stock, and (iv) revenues attributable to collaboration and research projects. Royalty payments will begin in the first fiscal quarter after which the aggregate Subject Revenues during any consecutive 12-month period equals or exceeds $50.0 million, at which point the Company will be obligated to pay all aggregated but unpaid payments under the Warrant Exchange Agreement. This condition had not occurred as of March 31, 2023. Additionally, the Company granted the Royalty Holders a continuing security interest in certain intellectual property of the Company to secure the payment and performance of the Company’s obligations under the Warrant Exchange Agreement. The initial term of the Warrant Exchange Agreement is 30 years and may be extended for an additional 30-year term if the holders provide written notice and make a payment of $100. The exchange right was limited to 12,397,200 warrants, which were fully exchanged in 2014 and 2015. The aggregate value of warrants exchanged was $9.9 million and the amount was initially recorded as a Royalty Liability in the years ended December 31, 2015 and 2014. Changes in the liability are accreted to interest expense using the effective interest method over the term of the royalty arrangement.

For purposes of determining the Royalty Liability, the Company estimates the total amount of future royalty payments required to be paid to Royalty Holders over the life of the agreement. The Company will periodically assess the expected royalty payments using a combination of internal projections and external sources. The Company’s estimate resulted in an effective annual interest rate of 27% as of March 31, 2023 and December 31, 2022.

The Royalty Liability activity is as follows (in thousands):

Royalty liability at January 1, 2023	$49,325
Interest expense recognized	3,341

Royalty liability at March 31, 2023	$52,666

Royalty liability at January 1, 2022	$43,252
Interest expense recognized	6,073

Royalty liability at December 31, 2022	$49,325

11. Related Party Transactions

Due to Related Parties

The Company is party to an arrangement with a company influenced by a member of the Board under which research and development services are performed for the Company. During the three months ended March 31, 2023 and 2022, the Company incurred $0.1 million each period of research and development expenses under this arrangement. The amount outstanding at March 31, 2023 and December 31, 2022 was $0.1 million.

Due from Related Parties

The Company is party to a license and marketing agreement with a company controlled by a member of the Board, pursuant to which the amounts due from related parties are recorded at the amounts billed to the related parties for services provided or product sold. The amounts due from related parties presented on the condensed consolidated balance sheets as of March 31, 2023 and December 31, 2022 were $0.2 million and $0.3 million, respectively.

License and Marketing Agreement

In July 2012, the Company entered into a license and marketing agreement with RTDC Company, Ltd (“RTDC”), which is controlled by a member of the Company’s Board. Under the agreement the Company develops and commercializes certain crop varieties that include traits produced using the Company’s proprietary technology and RTDC is obligated to make certain funding payments.

On January 21, 2020 (the “Agreement Date”), the Company and RTDC amended the license and marketing agreement, under which RTDC agreed to pay the Company $4.5 million. The parties also agreed to continue funding of the research and development activities. Continued funding of $0.2 million was recorded in the condensed consolidated statements of operations and comprehensive loss as revenue under collaboration and research-related party for the three months ended March 31, 2023 and 2022.

12. Supplemental Cash Flow Information

Supplemental cash flow information is as follows (in thousands):

	Three Months ended March 31,
	2023	2022
Supplemental disclosure of cash flow information
Cash paid for interest	$41	$63
Cash paid for amounts included in the measurement of operating lease liabilities	$1,118	$694
Cash paid for amounts included in the measurement of financing lease liabilities	$42	$87
Supplemental disclosures of noncash investing and financing activities
Property and equipment acquired through accounts payable	$83	$205
Right-of-use assets obtained in exchange for operating lease liabilities	$38	$7,581

13. Commitments and Contingencies

Operating Leases

The Company has leases for its office space, including its corporate headquarters and laboratory space in San Diego, California, with terms that expire in May 2025 and August 2025, respectively. The Company has one option to extend the laboratory space lease for one year. As the Company is not reasonably certain to exercise this option at lease commencement, the option was not recognized as part of the associated operating lease right- of-use (“ROU”) asset or liability.

Additionally, the Company has certain leases for greenhouse and warehouse facilities, with terms that expire in September 2023 and August 2026, respectively. The Company has one option to extend the term of the greenhouse lease, for five years, and one option to extend the warehouse lease, for five years. However, as the Company is not reasonably certain to exercise either of those options at lease commencement, neither option was recognized as part of the associated operating lease ROU asset or liability.

Certain leases include rent abatement, rent escalations, tenant improvement allowances and additional charges for common area maintenance and other costs. The Company is required to pay base rent expense as well as its proportionate share of the facilities operating expenses. The non-lease components, consisting primarily of common area maintenance, are paid separately based on actual costs incurred. Therefore, the variable non-lease components were not included in the right of use asset and lease liability and are reflected as expense in the period incurred.

For the three months ended March 31, 2023 and 2022, the Company incurred rent expenses under these leases of $1.2 million and $0.6 million, respectively.

Aggregate future minimum payments under operating leases, weighted average remaining term, and weighted average discount rate as of March 31, 2023 are as follows (in thousands):

Years Ended December 31,
2023 (remaining nine months)	$3,931
2024	5,279
2025	2,899
2026	88
Thereafter

Total minimum lease payments	12,197
Less: amounts representing interest	(803)

Present value of lease liabilities	11,394
Less: current portion	(4,659)

Non-current portion	$6,735

March 31, 2023
Weighted-average remaining lease term (years)	2.3
Weighted-average incremental borrowing rate	6.24%

Financing Leases

The Company has financing leases for certain equipment. During the three months ended March 31, 2023, the Company recorded expense of $27,000 related to the amortization of its financing lease right-of-use assets, and $6,000 related to interest on financing lease liabilities, for total financing lease costs of $33,000.

Aggregate future minimum payments under financing leases, weighted average remaining term, and weighted average discount rate as of March 31, 2023 are as follows (in thousands):

Years Ended December 31,
2023 (remaining nine months)	$126
2024	89
Thereafter	—

Total minimum lease payments	215
Less: amounts representing interest	(14)

Present value of lease liabilities	201
Less: current portion	(152)

Non-current portion	$49

March 31, 2023
Weighted-average remaining lease term (years)	1.2
Weighted-average incremental borrowing rate	10.72%

Cibus Non-profit Foundation

During 2022, Cibus created the Cibus Charitable Foundation, Inc., a nonprofit legal entity referred to as the Cibus Foundation. As of March 31, 2023, the Cibus Foundation has not received any donations or commenced operations. Cibus is obligated to make donations to the Cibus Foundation each fiscal year at a rate of 1.0% of all net royalty revenue in the applicable fiscal year that is equal to or greater than $100 million up to, and including, $1.0 billion, and then steps up to 2.0% in respect of any portion of such net royalty revenue in excess of $1.0 billion. For purposes of this calculation, “net royalty revenue” refers to all royalty payments received by Cibus, net of all taxes (other than income taxes) and all amounts payable pursuant to the Royalty Liability. The donation payable by Cibus may be reduced, including to zero, to the extent necessary to comply with any covenant or obligation in any instrument evidencing third-party indebtedness, to permit a financing to occur, to preclude undercapitalization, to satisfy working capital requirements or provide for strategic needs of Cibus, to ensure timely payment of the Cibus’ liabilities and debts to third parties as they become due, or to comply with applicable law. Cibus has agreed not to enter any change of control transaction unless the surviving entity assumes the obligation to pay such donations to the Cibus Foundation.

This obligation is contingent upon the Cibus Foundation obtaining and maintaining its status as a charitable organization (IRS 501c3 registration not yet achieved) and must use all donations received consistent with its mission statement: to drive sustainable agriculture and sustainable agricultural communities in the developing world. Accordingly, as of March 31,2023, the Company has not recorded a liability related to its obligations to the Cibus Foundation within the accompanying condensed consolidated financial statements.

Litigation

The Company is subject to potential liabilities under various claims and legal actions that are pending or may be asserted. These matters arise in the ordinary course and conduct of the business. The Company regularly assesses contingencies to determine the degree of probability and range of possible loss for potential accrual in the condensed consolidated financial statements. An estimated loss contingency is accrued in the condensed consolidated financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

On May 3, 2019, Houston Casualty Company (“HCC”) filed a Complaint for Declaratory Relief and Recoupment related to an insurance claim involving the Company’s hybrid canola products sold in 2018. On October 10, 2019 the Company filed a counterclaim for certain breaches and damages. The Company is unable to estimate a range of reasonably possible outcomes for this matter since the proceedings are in the pre-trial stage with significant uncertainty as to factual issues. The Company does not believe, based on currently available information, that the outcome of this matter will have a material adverse effect on the Company’s financial condition in the event HCC should prevail, though the outcome could be material to the Company’s results of operations for a particular period.

14. Collaboration Agreement

In January 2023, the Company entered into a Research and Collaboration Agreement with The Procter & Gamble Company (the “P&G Agreement”), pursuant to which the Company undertook to create a genetically edited soybean plant that meets certain specifications per the P&G Agreement. The Company is entitled to potential milestone-based payments under the P&G Agreement in an aggregate amount of approximately $8.6 million. The P&G Agreement also provides for certain additional milestone payments based upon the achievement of commercial milestones as well as sales-based royalties. Unless terminated earlier, the P&G Agreement will remain in effect for 10 years. Per the agreement the Company and P&G will bear the costs of any research and development activities undertaken by the parties and will not share in the cost of development. The Company recorded approximately $1.3 million of deferred revenue on the condensed consolidated balance sheet as of March 31, 2023, for upfront payments under the P&G Agreement. The Company has determined the P&G Agreement should be accounted for under Topic 606 and will recognize revenue over time proportional to the research and development activities performed by the Company related to the collaboration agreement.

15. Subsequent Events

The Company evaluated subsequent events through June 29, 2023, which represents the date the financial statements were available to be issued.

Series F Preferred Units

In May 2023, the Company completed, as the final tranche of its private placement, the sale and issuance of 29,802,497 Series F convertible preferred units at $2.00 per unit, for total gross proceeds of approximately $59.6 million.

Promissory Note

In May 2023, the Company elected to relieve the $4.1 million Promissory Note due from a related party, which is shown as an equity component in the condensed consolidated statement of members’ deficit as of March 31, 2023. The Promissory Note was recorded in connection with the exercise of 8.2 million warrants to purchase Series A Preferred Units.

Merger Closing

In May 2023, transactions contemplated by the Merger Agreement closed. In connection with the closing of the Mergers, all outstanding Preferred Units of the Company were converted based on the exchange ratio set forth in the Merger Agreement into 11,523,147 shares of Class A Common Stock and 4,642,635 shares of Class B Common Stock.